Exhibit 99.1

For more information, contact:

David Flanery

Chief Financial Officer

502-261-4753

PAPA JOHN’S REPORTS FOURTH

QUARTER AND FULL-YEAR 2003 RESULTS

February Comparable Sales Results Announced

Highlights

•                  4Q 2003 EPS of $0.46 vs. $0.59 in 2002

•                  Full-year 2003 EPS of $1.88 (excluding the $0.02 per share impact of adopting SFAS #150 in Q3 of 2003) compared to $2.31 in 2002

•                  Domestic systemwide comparable sales for February increased 2.2%

•                  2004 earnings guidance of $2.20 to $2.28 per share reaffirmed

•                  Share repurchase authorization increased $25 million (repurchases during 2002 and 2003 increased 2003 EPS by $0.11)

Louisville, Kentucky (February 24, 2004) – Papa John’s International, Inc. (Nasdaq: PZZA) today announced revenues of $239.0 million for the fourth quarter of 2003, representing an increase of 1.2% from revenues of $236.1 million for the same period in 2002.  Net income for the fourth quarter of 2003 was $8.2 million and diluted earnings per share was $0.46 compared to net income of $11.1 million, or $0.59 per share, for the comparable period in 2002.  The 2003 pre-tax income was reduced $776,000, or $0.03 per share, related to $1.1 million of future lease expenses associated with the Q4 closure of certain company-owned restaurants, as previously announced, net of a $275,000 gain on the sale of seven restaurants in the U.K. to franchisees.  Restaurant closure, impairment and disposition losses for the fourth quarter of 2002 were not significant.

Revenues were $917.4 million for full year ended December 28, 2003, a decrease of 3.0% from 2002 revenues of $946.2 million. Net income for 2003 was $34.0 million (prior to the cumulative effect impact of adopting Statement of Financial Accounting Standards No. 150 (SFAS No. 150) as discussed further below) compared to $46.8 million in 2002, and diluted earnings per share decreased to $1.88 for the year (prior to SFAS No. 150 adoption) compared to $2.31 in 2002.  The 2003 pre-tax income was reduced $5.5 million, or $0.19 per share, primarily as a result of charges related to the closure of 27 domestic company-owned restaurants and impairment of an additional 25 domestic company-owned restaurants, net of $275,000 gain on the sale of seven restaurants in the U.K. to franchisees, as compared to a $1.1 million pre-tax restaurant closure, impairment and disposition charge in 2002 ($0.03 per share).

The 2003 results also include the cumulative effect adjustment charge related to the adoption of SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” During the third quarter of 2003, the company recorded an after-tax cumulative effect adjustment of $413,000 ($660,000 pre-tax), or $0.02 per share, related to the adoption of SFAS 150.  The application of SFAS 150, as it pertains to an existing consolidated joint venture that owns 24 domestic Papa John’s restaurants, is not expected to have a significant impact on future reported earnings of the company.

As previously announced, domestic systemwide comparable sales for the fourth quarter increased 0.7% (composed of a 2.4% increase at company-owned restaurants and a 0.2% increase at franchise restaurants).  For the year ended December 28, 2003, domestic systemwide comparable sales decreased 3.5% (composed of a 3.0% decrease at company-owned restaurants and a 3.6% decrease at franchise restaurants).  Comparable sales for the year were negatively impacted by the overall competitive environment, including significant price discounting in the industry.

During 2003, 105 domestic and international restaurants were opened (ten company-owned and 93 franchised Papa John’s restaurants and two franchised Perfect Pizza restaurants), including 37 in the fourth quarter (four company-owned and 33 franchised Papa John’s restaurants).  Also, during 2003, 116 restaurants were closed (28 company-owned and 77 franchised Papa John’s restaurants and 11 franchised Perfect Pizza restaurants), including 54 in the fourth quarter (22 company-owned and 28 franchised Papa John’s restaurants and four franchised Perfect Pizza restaurants).  As of December 28, 2003, there were 2,790 Papa John’s restaurants (570 company-owned and 2,220 franchised) operating in 49 states and 15 international markets. Papa John’s also has 135 franchised Perfect Pizza restaurants in the United Kingdom.

Fourth Quarter 2003 Operating Results

During the fourth quarter of 2003, domestic corporate restaurant sales were $107.6 million compared to $106.4 million for the same period in 2002. This 1.1% increase is primarily due to a 2.4% increase in comparable sales for the 2003 quarter, partially offset by a 1.7% decrease in the number of equivalent company-owned units.   Domestic franchise sales increased 1.6% to $329.4 million from $324.1 million for the same period in 2002, primarily resulting from a 0.2% increase in comparable sales for the 2003 quarter, a 0.7% increase in the number of equivalent franchise units and an increase in the average sales volumes for restaurants not included in the comparable sales unit base primarily due to the closing of franchise restaurants with relatively lower sales volumes during 2003.

The fourth quarter comparable sales base for domestic corporate restaurants consisted of 548 units, or 96.0% of total equivalent units, and the domestic franchise base consisted of 1,914 units, also 96.0% of total equivalent units. Average weekly sales for restaurants included in the corporate comparable base were $14,661, while other corporate units averaged $10,477 for an overall average of $14,493.  Average weekly sales for the restaurants included in the franchise comparable base were $12,790, while other franchise units averaged $10,676 for an overall average of $12,705.

Domestic franchise royalties were $12.9 million in the fourth quarter of 2003, a 1.5% increase from $12.7 million for the comparable period in 2002, primarily due to the previously mentioned increase in franchised sales.  Domestic franchise and development fees were $534,000 in the quarter, including approximately $164,000 recognized upon development cancellation or franchise renewal and transfer, compared to $411,000 for the same period in 2002. There were 18 domestic franchise restaurant openings in 2003 compared to 19 in 2002.

The restaurant operating margin at domestic company-owned units was 17.1% in the fourth quarter of 2003 compared to 19.6% for the same period in 2002, consisting of the following differences as a percent of company-owned restaurant sales:

•                  Cost of sales was 0.4% lower in 2003 primarily due to a slightly higher price point and lower cheese costs, substantially offset by the previously announced portion increases for several core pizza products implemented during the second quarter of 2003.

•                  Salaries and benefits were 2.4% higher in 2003, reflecting an increase in bonuses for General Managers and Assistant Managers during the year and increased health insurance costs.  Additionally, in connection with the field management realignment implemented in January 2003, we have increased restaurant staffing levels.

•                  Advertising and related costs were 0.8% higher in 2003, primarily due to increases in national and local market spending.

•                  Occupancy costs were 0.2% higher in 2003 primarily as a result of increased general insurance costs.

•                  Other operating expenses were 0.5% lower in 2003 due to a reduction in various expenses as compared to the same period in 2002.

Domestic commissary and other sales increased 1.4% to $109.9 million for the fourth quarter of 2003 from $108.3 million for the comparable period in 2002, primarily as a result of higher commissary sales due to increased volumes (partially offset by lower cheese costs) in 2003, which were substantially offset by lower equipment sales in 2003 as a result of outsourcing this function in late 2002.

Domestic commissary and other margin was 9.8% in the fourth quarter of 2003 compared to 9.9% for the same period in 2002.  Cost of sales was 70.1% of revenues in 2003 compared to 71.6% in 2002 primarily due to lower food costs incurred by the commissaries and a decrease in lower margin equipment sales.  Salaries and benefits were 0.3% lower as a percentage of sales for 2003 as compared to 2002 due to cost reduction efforts.  Other operating expenses increased to 13.6% in 2003 from 11.6% in 2002, primarily as a result of a $1.7 million increase in fourth quarter 2003 claims loss reserves related to the franchise insurance program, as compared to expected claims costs.

International revenues, which include the Papa John’s United Kingdom operations, were $8.2 million in the fourth quarter of 2003 compared to $8.3 million for the same period in 2002, as lower company-owned restaurant and commissary sales were substantially offset by increased development fees and royalties and a favorable exchange rate impact of $579,000. International operating margin decreased to 14.4% during the fourth quarter of 2003 from 18.1% in 2002 primarily due to lower margins and increased distribution costs associated with the U.K. commissary operation.

General and administrative expenses were $17.7 million or 7.4% of revenues in the fourth quarter of 2003 compared to $17.1 million or 7.2% of revenues in the same period in 2002.  The $600,000 increase in 2003, as compared to 2002, is primarily attributable to consulting fees associated with our recent initiatives to identify opportunities for improving restaurant operating margins (see further discussion concerning restaurant initiatives below). The increase in consulting fees was partially offset by the previously mentioned restaurant field management realignment, which eliminated a layer of management previously included in G&A, and a reduction in corporate and restaurant field management bonuses.

A provision for uncollectible notes receivable of $838,000 was recorded in the fourth quarter of 2003 as compared to $610,000 for the same period in 2002.  The provision was based on our evaluation of our franchise loan portfolio, and primarily relates to specific loans for which certain scheduled payments have been deferred as part of an overall workout arrangement.  At December 28, 2003, approximately $11.6 million in notes receivable was outstanding from franchisees and affiliates, net of a $6.4 million reserve for uncollectible amounts.

As previously announced in October 2003, the company identified certain underperforming domestic company-owned restaurants for closure or impairment.  The company recorded a pre-tax closure and impairment charge of $4.2 million during the third quarter of 2003 and recorded an additional $1.1 million in the fourth quarter, related to future net lease obligations, as the restaurants were closed.  The fourth quarter charge was partially offset by the $275,000 gain on the sale of seven restaurants in the U.K. to franchisees.  The resulting net restaurant closure, impairment and disposition charge was $776,000 in the fourth quarter of 2003 as compared to $23,000 in the same period in 2002.

Other general expenses were $3.7 million in the fourth quarter of 2003 compared to $2.3 million for the comparable period in 2002.  The 2003 amount includes $1 million for a contribution to the Papa John’s Marketing Fund to assist the system with costs incurred for national advertising, a $500,000 sales incentive program offered to our franchisees during the fourth quarter of 2003, a $1.4 million provision for uncollectible franchisee accounts receivable and $300,000 of disposition-related costs of other assets.  The 2002 amount includes $498,000 of disposition-related costs of other assets and $1.7 million of losses related to a terminated vendor relationship.

Depreciation and amortization was $7.6 million (3.2% of revenues) in the fourth quarter of 2003 compared to $7.9 million (3.3% of revenues) for the fourth quarter of 2002.

Net interest expense was $1.6 million in the fourth quarter of 2003 as compared to $1.7 million in 2002, as the lower outstanding debt balance and lower effective interest rate on debt were substantially offset by lower interest income from investments and franchise notes receivable in 2003.  The company’s effective income tax rate was 37.5% in both 2003 and 2002.

Full-Year 2003 Operating Results

For full-year 2003 domestic corporate restaurant sales were $416.0 million compared to $429.8 million for the same period in 2002. This 3.2% decrease is primarily due to a 3.0% decrease in comparable sales for 2003.  Domestic franchise sales decreased 2.2% in 2003 to $1.3 billion primarily resulting from a 3.6% decrease in comparable sales for the 2003 period, partially offset by an increase in average sales volumes for franchise units not included in the comparable sales unit base.

The 2003 comparable sales base for domestic corporate restaurants consisted of 560 units, or 97.1% of total equivalent units, and the domestic franchise base consisted of 1,908 units or 95.9% of total equivalent units.  Average weekly sales for restaurants included in the corporate comparable base were $13,959, while other corporate units averaged $10,956 for an overall average of $13,872.  Average weekly sales for the restaurants included in the franchise comparable base were $12,552, while other franchise units averaged $10,706 for an overall average of $12,476.

Domestic franchise royalties decreased 3.0% to $49.9 million from $51.4 million in 2002 primarily due to the decrease in franchise sales noted above and an increase in the level of reduced royalty arrangements initiated in 2003.  Domestic franchise and development fees, including approximately $430,000 recognized upon development cancellation or franchise renewal and transfer, were $1.5 million in 2003 compared to $1.7 million in 2002.  There were 56 domestic franchise unit openings in 2003 as compared to 76 in 2002.

Restaurant operating margin at domestic company-owned units was 16.9% for 2003 compared to 20.9% in 2002, consisting of the following differences as a percent of company-owned restaurant sales:

•                  Cost of sales was 0.7% lower in 2003 primarily due to lower cheese costs, partially offset by portion increases for several core pizza products implemented during the second quarter of 2003.

•                  Salaries and benefits were 3.3% higher in 2003 reflecting the impact of an across-the-board increase in base pay for General Managers and Assistant Managers implemented during the third quarter of 2002, the loss of leverage on fixed salaries due to the decrease in average unit sales and increased health insurance costs.  Additionally, in connection with the field management realignment announced in January 2003, we increased restaurant staffing levels and GM and AM bonus potential.

•                  Advertising and related costs were 0.9% higher in 2003 primarily due to increases in national spending and lower than anticipated sales.

•                  Occupancy costs were 0.6% higher in 2003 primarily as a result of increased utility and general insurance costs combined with lower sales.

•                  Other operating expenses were relatively consistent as a percentage of sales (0.1% lower in 2003).

Domestic commissary and other sales decreased 3.0% to $418.4 million for 2003 from $431.3 million in 2002, primarily as a result of lower commissary sales due to lower cheese costs, and lower equipment sales in 2003 as a result of outsourcing this function in late 2002, partially offset by an increase in revenues from insurance-related services provided to our franchisees.

Domestic commissary and other margin was 9.1% for 2003 compared to 9.9% in 2002.  Cost of sales was 69.8% of revenues in 2003 compared to 71.7% in 2002 primarily due to lower food costs incurred by the commissaries (principally cheese, which has a fixed dollar as opposed to a fixed percentage markup), a decrease in lower margin equipment sales and an increase in the revenues from insurance-related services provided to franchisees.  Salaries and benefits as a percentage of sales were relatively consistent between years.  Other operating expenses increased to 14.1% in 2003 from 11.6% in 2002, primarily as a result of a $6.3 million increase in 2003 claims loss reserves related to the franchise insurance program, as compared to expected claims costs, and lower commissary sales (certain operating costs are fixed in nature).

International revenues, which include the Papa John’s U.K. operations, decreased 1.2% to $31.6 million in 2003 compared to $32.0 million in 2002, as lower company-owned restaurant and commissary sales were substantially offset by a favorable exchange rate impact of $2.4 million and increased royalties.  International operating margin decreased to 14.2% in 2003 from 16.2% in 2002 primarily due to lower margins and increased distribution costs associated with the U.K. commissary operation.

General and administrative expenses were $67.2 million or 7.3% of revenues for 2003 as compared to $72.4 million or 7.7% of revenues in 2002.  The primary components of the $5.2 million decrease are the previously mentioned restaurant field management realignment, which eliminated a layer of management previously included in G&A, and a reduction in corporate and restaurant field management bonuses.  These reductions more than offset the incremental costs incurred in 2003 related to the 2002 implementation of certain restaurant quality initiatives, intended to better evaluate and monitor the quality and consistency of the customer experience, and 2003 consulting fees associated with recent initiatives to identify opportunities for improving restaurant operating margins.

A provision for uncollectible notes receivable of $1.9 million was recorded in 2003, based on our evaluation of our franchise loan portfolio, and primarily relates to specific loans for which certain scheduled payments have been deferred as part of an overall workout arrangement.  The provision for uncollectible notes receivable was $2.8 million in 2002.

The net 2003 restaurant closure, impairment and disposition charge was $5.5 million (representing 27 closed and 25 impaired domestic restaurants, partially offset by the sale of seven U.K. restaurants) as compared to $1.1 million in 2002 (representing 19 closed, two impaired and 14 disposed units).

Other general expenses were $3.3 million in 2003, as compared to $6.1 million in 2002.  The 2003 amount includes $192,000 of pre-opening costs, $346,000 of relocation costs, $1.8 million provision for uncollectible franchisee accounts receivable, $1.1 million of disposition-related costs of other assets and, as previously mentioned, $1 million for a contribution to the Papa John’s Marketing Fund and a $500,000 sales incentive program offered to our franchisees.  These expenses were partially offset by $2.0 million of income derived from the settlement of a legal matter during the second quarter of 2003.  The 2002 amount includes pre-opening costs of $156,000, relocation costs of $590,000, $2.0 million of disposition-related costs of other assets, $900,000 of costs we agreed to bear in connection with a refurbishment plan concerning our heated delivery bag systems and $1.7 million of losses related to a previously-noted terminated vendor contract.

Depreciation and amortization was $31.1 million (3.4% of revenues) for 2003 as compared to $31.7 million (3.4% of revenues) for 2002.

Net interest expense was $6.2 million for 2003 as compared to $6.6 million in 2002 as the lower outstanding debt balance and lower effective interest rate on debt were partially offset by lower interest income from investments and franchise notes receivable in 2003.  The company’s effective income tax rate was 37.5% for both 2003 and 2002.

FIN 46 Update

In January 2003, The Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46, Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51 (FIN 46), that addresses the potential consolidation of variable interest entities (VIEs).  The provisions of FIN 46 significantly alter the method for evaluating whether certain VIEs, as defined, should be consolidated in a company’s financial statements.  The FASB issued certain revisions to FIN 46 in December 2003, which resulted in changes for the company in the manner of application of the new accounting standard from that previously disclosed.

Under the provisions of FIN 46 as revised, VIEs that qualify as “special purpose entities,” as defined, require consolidation as of the end of the fourth quarter of 2003.  We are required to apply the provisions of FIN 46 to all other qualifying VIEs as of  the end of the first quarter of 2004.

We are the primary beneficiary, as defined by FIN 46, of BIBP Commodities, Inc (BIBP), a VIE.  BIBP qualifies as a “special purpose entity” and thus we consolidated the balance sheet of BIBP as of December 28, 2003.  A cumulative effect adjustment was not required upon initial consolidation because BIBP had a surplus in stockholders’ equity at the December 28, 2003 adoption date, and such surplus is reflected as a minority interest liability in the consolidated balance sheet.

The consolidation of BIBP could have a significant impact on Papa John’s operating income in future periods due to the volatility of cheese prices.  In future periods, we will recognize the operating losses generated by BIBP if BIBP’s shareholders’ equity is in a net deficit position.  Further, we will recognize the subsequent operating income generated by BIBP up to the amount of any losses previously recognized.  We expect BIBP to achieve break-even financial results over time.

In addition, Papa John’s has extended loans to certain franchisees.  As a result, under the provisions of FIN 46, Papa John’s is deemed the primary beneficiary of four of these franchise entities even though we have no ownership interest in them.  These entities operate a total of 33 restaurants with annual revenues approximating $20.0 million.  Our net loan balance receivable from these four entities is $5.3 million at December 28, 2003, with no further funding commitments.  We will consolidate the financial results of these entities at the end of the first quarter of 2004, resulting in the recording of goodwill approximating $3.3 million.  The impact on future operating income from the consolidation of these or other qualifying franchise entities is not expected to be significant.

Cheese Costs

The cost of cheese has historically represented 35% to 40% of restaurant cost of sales.  In January 2000, Papa John’s Franchise Advisory Council initiated a program that allows the cost of cheese to Papa John’s restaurants to be established on a quarterly basis.  Accordingly, the company’s cheese costs do not mirror the actual block market price for cheese on a short-term basis; however, over time, the company’s cheese costs will substantially equal the average block market price.  The quarterly equivalent per pound block market price paid by the company for 2002 and 2003 are as follows:

	2003	2002	Increase/(Decrease)

Quarter 1	$1.159	$1.403	(17.4)%

Quarter 2	$1.122	$1.323	(15.2)%

Quarter 3	$1.242	$1.450	(14.3)%

Quarter 4	$1.217	$1.290	(5.7)%

Full Year	$1.185	$1.367	(13.3)%

The equivalent per pound block market price paid by the company will be $1.220 during the first quarter of 2004 and $1.326 during the second quarter of 2004.

Restaurant Initiatives

The company has announced several restaurant initiatives throughout 2002 and 2003, including certain systemwide quality initiatives, increases in General Manager and Assistant Manager base pay and incentive pay potential, increased restaurant staffing levels, a realignment of the field management structure for company-owned restaurants and a systemwide initiative to increase portions for several core pizza products.

During 2003 we saw improved operational trends as a result of these initiatives, including reduced turnover at the General Manager and Assistant Manager positions, and improved product quality and consistency.  However, during most of 2003, the improvements did not translate into increased sales as the overall restaurant industry, the pizza category and the economy continued to produce a very challenging environment.  According to industry sources, customer traffic count has been relatively flat or declined in the QSR pizza segment for the latest reported seven consecutive quarters, with data for the most recent September-October-November quarter indicating a 4% decline in transactions for the segment.  Although the current industry and overall economic environment continue to be challenging, we are encouraged by our recently reported results - four of the last five reported periods (October 2003 through February 2004) have realized increases in comparable sales.

The systemwide cost of these initiatives, when combined with the declining comparable sales trends in 2003, negatively impacted operating margins for both company-owned and franchise restaurants.  The company has begun an initiative to identify opportunities for improving restaurant operating margins.  The first phase of this initiative is focusing on procurement, administrative and marketing costs, while a subsequent phase is expected to review direct restaurant operational processes and related costs.  The company is not projecting when such improvement opportunities may be implemented and any related margin improvements realized.

Franchise Insurance Program

The company established a captive insurance company and began the current insurance program with franchisees in 2000.  During 2003, we recorded a $6.3 million increase in claims loss reserves, as compared to expected claims costs, based upon the results of actuarial valuations performed most recently as of the end of September 2003, reflecting our updated claims loss history.  During 2003, premium rates were increased substantially in an effort to sufficiently fund expected claims losses.  However, the captive’s relatively immature claims history limits the predictive value of actuarial valuations with respect to ultimate claims costs.  Accordingly, the captive program could continue to incur significant fluctuations in income or loss from one reporting period to another until such time as the claims history is more mature and predictable. The company will attempt to identify opportunities to reduce this volatility to the extent possible and will continue to evaluate this program for the benefit of franchisees.

Share Repurchase Activity

The company repurchased 56,000 shares of its common stock at an average price of $32.14 per share in the fourth quarter of 2003, and 206,000 shares of common stock at an average price of $28.72 during 2003.  As recently announced, the company’s Board of Directors has increased the authorization for the repurchase of up to an aggregate of $400 million of common stock through December 26, 2004. Through December 28, 2003, $351.6 million had been repurchased (representing 13.6 million shares at an average price of $25.92 per share) since the program began in 1999. Approximately 18.1 million actual shares were outstanding as of December 28, 2003 (18.1 million weighted average shares were also outstanding during the fourth quarter on a fully-diluted basis).  Subsequent to December 28, 2003 to date, the company has repurchased 688,000 shares of common stock for $23.1 million (an average price of $33.62 per share).

The company’s decision to continue share repurchase activities under the remaining Board authorization will be based upon an evaluation of future cash flows, alternative uses of cash flow, debt levels, the overall economic environment, pizza market segment trends, specific Papa John’s operational trends and other factors.

The company’s 2002 and 2003 share repurchase activity increased earnings per share by approximately $0.11 for 2003 (no significant impact on the fourth quarter 2003 earnings per share).

February 2004 Comparable Sales Results

The company announced February domestic systemwide comparable sales increased approximately 2.2% (1.9% increase at company-owned restaurants and 2.3% increase at franchised restaurants).  As previously announced, February comparable sales were positively impacted approximately 1% by the timing of the Super Bowl, which was included in the February results for 2004 and the January results for 2003.

2004 Earnings Guidance and Growth Outlook

The company reaffirms its previously announced 2004 earnings per share guidance range of $2.20 to $2.28, excluding any potential earnings impact from the consolidation of BIBP, as required by FIN 46.  This 2004 earnings guidance assumed no additional share repurchases; however, no revision to the guidance is warranted at this time as the accretive impact of share repurchases to date has been substantially mitigated by the level of stock option exercises and the increased dilutive impact of outstanding stock options as a result of the increased market price for company stock.

The company has undertaken several initiatives to support unit and sales growth over the next several years.  Certain of these initiatives have already produced improved operational results, such as the previously noted reduction in General Manager and Assistant Manager turnover and improvement in product quality and consistency. Others, such as the focus to identify opportunities to improve restaurant operating margins and the addition of a new Chief Marketing Officer, are recent initiatives and have not yet yielded significant measurable results.

The company believes the anticipated and realized success of these initiatives will encourage new unit development and reduce future unit closings.  As previously announced, both the domestic and international development pipelines have grown throughout 2003.  There are approximately 329 units in the domestic pipeline and 596 units in the international pipeline at year-end, with scheduled openings though 2012, and an emphasis on growing these pipelines will continue in 2004.

Accordingly, annual net unit percentage growth could return to the mid-single digits over the next few years. Further,  the combination of net unit growth, a return to consistent low single digit percentage increases in comparable sales, improved restaurant operating margins and flat to increasing levels of free cash flow could result in annual earnings per share percentage growth in the low double digits over the next few years.

*   *   *   *

As of February 22, 2004 Papa John’s had 2,799 restaurants (571 company-owned and 2,228 franchised) operating in 49 states and 16 international markets.  Papa John’s also operates an additional 131 franchised Perfect Pizza restaurants in the United Kingdom.  For more information about the company, please visit www.papajohns.com.

Except for historical information, this announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect management’s expectations based upon currently available information and data; however, actual results are subject to future events and uncertainties, which could cause actual results to materially differ from those projected in these statements.  Certain factors that can cause actual results to materially differ include: the uncertainties associated with litigation; increased advertising, promotions and discounting by competitors which may adversely affect sales; new product and concept developments by food industry competitors; the ability of the company and its franchisees to open new restaurants and operate new and existing restaurants profitably; increases in food, labor, utilities, employee benefits, insurance and similar costs; and economic and political and health conditions in the countries in which the company or its franchisees operate.  These factors might be especially harmful to the financial viability of franchisees in under-penetrated or emerging markets, leading to greater unit closings than anticipated.  Further information regarding factors that could affect the company’s financial and other results is included in the company’s Forms 10Q and 10K, filed with the Securities and Exchange Commission.

Conference Call

A conference call is scheduled for Wednesday, February 25, 2004 at 10:00 AM EST to report fourth quarter and full year 2003 results and to review the guidance for 2004.  The call can be accessed from the company’s web page at www.papajohns.com in a listen-only mode, or dial 800-511-7629 for participation in the question and answer session. International participants may dial 706-634-5839.

The conference call will be available for replay beginning Wednesday, February 25, 2004 at approximately Noon through Friday, February 27, 2004, at Midnight EST.  The replay can be accessed from the company’s web page at www.papajohns.com or by dialing 800-642-1687 (passcode 5444967). International participants may dial 706-645-9291 (passcode 5444967).

Summary Financial Data

Papa John’s International, Inc.

	Three Months Ended		Year Ended
(In thousands, except per share amounts)	Dec. 28, 2003	Dec. 29, 2002	Dec. 28, 2003	Dec. 29, 2002

Revenues	$239,038	$236,118	$917,378	$946,219

Income before cumulative effect of a change in accounting principle	$8,249	$11,076	$33,976	$46,797

Net income	$8,249	$11,076	$33,563	$46,797

Diluted earnings per share before cumulative effect of a change in accounting principle	$0.46	$0.59	$1.88	$2.31

Diluted earnings per share	$0.46	$0.59	$1.86	$2.31

Diluted weighted-average shares outstanding	18,118	18,783	18,037	20,300

EBITDA (1)	$22,359	$27,325	$91,599	$113,168

Reconciliation of EBITDA to Income before cumulative effect of a change in accounting principle:

EBITDA	$22,359	$27,325	$91,599	$113,168
Income tax expense	(4,949)	(6,646)	(20,385)	(28,079)
Interest expense	(1,699)	(1,984)	(6,851)	(7,677)
Investment income	139	252	672	1,126
Depreciation and amortization	(7,601)	(7,871)	(31,059)	(31,741)
Income before cumulative effect of a change in accounting principle	$8,249	$11,076	$33,976	$46,797

(1)                        EBITDA represents operating performance before depreciation, amortization, net interest, income taxes and the cumulative effect of adopting SFAS 150.  The closing and impairment of restaurants reduced EBITDA approximately $776,000 for the fourth quarter of 2003 and $5.5 million for full-year 2003 as compared to a reduction of $23,000 for the fourth quarter of 2002 and $1.1 million for full-year 2002. While EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with accounting principles generally accepted in the United States, it is included herein to provide additional information with respect to the ability of the company to meet its future debt service, capital expenditure and working capital requirements. EBITDA is not necessarily a measure of the company’s ability to fund its cash needs.

Papa John’s International, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

	Three Months Ended		Year Ended
(In thousands, except per share amounts)	December 28, 2003	December 29, 2002	December 28, 2003	December 29, 2002
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Domestic:
Restaurant sales	$107,558	$106,378	$416,049	$429,813
Franchise royalties	12,932	12,737	49,851	51,386
Franchise and development fees	534	411	1,475	1,734
Commissary sales	97,013	94,435	369,825	381,217
Other sales	12,846	13,890	48,541	50,055
International:
Royalties and franchise and development fees	1,765	1,374	6,297	5,846
Restaurant and commissary sales	6,390	6,893	25,340	26,168
Total revenues	239,038	236,118	917,378	946,219

Costs and expenses:
Domestic:
Restaurant expenses:
Cost of sales	24,495	24,698	92,488	98,717
Salaries and benefits	34,694	31,721	135,295	125,473
Advertising and related costs	10,068	9,151	38,329	35,810
Occupancy costs	6,181	5,876	25,406	23,571
Other operating expenses	13,754	14,125	54,405	56,517
	89,192	85,571	345,923	340,088

Commissary and other expenses:
Cost of sales	76,968	77,609	292,226	309,021
Salaries and benefits	7,184	7,433	28,925	29,823
Other operating expenses	14,887	12,522	59,127	49,831
	99,039	97,564	380,278	388,675

International operating expenses	5,472	5,647	21,736	21,918

General and administrative expenses	17,703	17,058	67,191	72,403
Provision for uncollectible notes receivable	838	610	1,868	2,838
Restaurant closure, impairment and disposition losses	776	23	5,469	1,051
Other general expenses	3,659	2,320	3,314	6,078
Depreciation and amortization	7,601	7,871	31,059	31,741
Total costs and expenses	224,280	216,664	856,838	864,792

Operating income	14,758	19,454	60,540	81,427
Investment income	139	252	672	1,126
Interest expense	(1,699)	(1,984)	(6,851)	(7,677)
Income before income taxes and cumulative effect of a change in accounting principle	13,198	17,722	54,361	74,876
Income tax expense	4,949	6,646	20,385	28,079

Income before cumulative effect of a change in accounting principle	8,249	11,076	33,976	46,797
Cumulative effect of accounting change, net of tax	—	—	(413)	—
Net income	$8,249	$11,076	$33,563	$46,797

Basic earnings per common share:
Income before cumulative effect of a change in accounting principle	$0.46	$0.60	$1.89	$2.33
Cumulative effect of accounting change, net of tax	—	—	(0.02)	—
Basic earnings per common share	$0.46	$0.60	$1.87	$2.33

Earnings per common share - assuming dilution:
Income before cumulative effect of a change in accounting principle	$0.46	$0.59	$1.88	$2.31
Cumulative effect of accounting change, net of tax	—	—	(0.02)	—
Earnings per common share - assuming dilution	$0.46	$0.59	$1.86	$2.31

Basic weighted-average shares outstanding	17,998	18,611	17,938	20,068
Diluted weighted-average shares outstanding	18,118	18,783	18,037	20,300

Papa John’s International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)	December 28, 2003	December 29, 2002
	(Unaudited)	(Note)

Assets
Current assets:
Cash and cash equivalents	$7,071	$9,499
Accounts receivable	19,717	16,763
Inventories	17,030	16,341
Prepaid expenses and other current assets	11,590	12,318
Deferred income taxes	7,050	3,875
Total current assets	62,458	58,796

Investments	7,522	7,742
Net property and equipment	203,818	223,599
Notes receivable from franchisees and affiliates	11,580	14,122
Goodwill	48,577	48,756
Other assets	13,259	13,817
Total assets	$347,214	$366,832

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$28,309	$24,942
Income and other taxes	12,070	16,230
Accrued expenses	40,288	34,658
Current portion of debt	250	235
Total current liabilities	80,917	76,065

Unearned franchise and development fees	5,911	3,915
Long-term debt, net of current portion	61,000	139,850
Deferred income taxes	7,881	2,445
Other long-term liabilities	32,233	22,610
Total liabilities	187,942	244,885

Total stockholders’ equity	159,272	121,947
Total liabilities and stockholders’ equity	$347,214	$366,832

Note: The balance sheet at December 29, 2002 has been derived from the audited consolidated financial statements at that date but does not include all information and footnotes required by generally accepted accounting principles for a complete set of financial statements.

Certain 2002 amounts have been reclassified to conform to the 2003 presentation.

Restaurant Progression

Papa John’s International, Inc.

	Fourth Quarter Ended December 28, 2003
	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Papa John’s restaurants
Beginning of period	586	5	2,008	204	2,803
Opened	4	—	18	15	37
Converted	—	—	—	—	—
Closed	(22)	—	(20)	(8)	(50)
Acquired	—	—	—	3	3
Sold	—	(3)	—	—	(3)
End of Period	568	2	2,006	214	2,790

	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Perfect Pizza restaurants
Beginning of period	—	—	—	139	139
Opened	—	—	—	—	—
Converted	—	—	—	—	—
Closed	—	—	—	(4)	(4)
Acquired	—	—	—	—	—
Sold	—	—	—	—	—
End of Period	—	—	—	135	135

	Fourth Quarter Ended December 29, 2002
	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Papa John’s restaurants
Beginning of period	589	7	2,004	182	2,782
Opened	1	—	19	5	25
Converted	—	2	—	11	13
Closed	(4)	—	(24)	—	(28)
Acquired	—	—	1	—	1
Sold	(1)	—	—	—	(1)
End of Period	585	9	2,000	198	2,792

	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Perfect Pizza restaurants
Beginning of period	—	2	—	155	157
Opened	—	—	—	—	—
Converted	—	(2)	—	(11)	(13)
Closed	—	—	—	—	—
Acquired	—	—	—	—	—
Sold	—	—	—	—	—
End of Period	—	—	—	144	144

	Year Ended December 28, 2003
	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Papa John’s restaurants
Beginning of period	585	9	2,000	198	2,792
Opened	10	—	56	37	103
Converted	—	—	—	—	—
Closed	(27)	(1)	(50)	(27)	(105)
Acquired	—	1	—	7	8
Sold	—	(7)	—	(1)	(8)
End of Period	568	2	2,006	214	2,790

	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Perfect Pizza restaurants
Beginning of period	—	—	—	144	144
Opened	—	—	—	2	2
Converted	—	—	—	—	—
Closed	—	—	—	(11)	(11)
Acquired	—	—	—	—	—
Sold	—	—	—	—	—
End of Period	—	—	—	135	135

	Year Ended December 29, 2002
	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Papa John’s restaurants
Beginning of period	601	10	1,988	130	2,729
Opened	10	—	76	27	113
Converted	—	3	—	42	45
Closed	(19)	—	(71)	(5)	(95)
Acquired	3	—	10	4	17
Sold	(10)	(4)	(3)	—	(17)
End of Period	585	9	2,000	198	2,792

	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Perfect Pizza restaurants
Beginning of period	—	3	—	190	193
Opened	—	—	—	2	2
Converted	—	(3)	—	(42)	(45)
Closed	—	—	—	(6)	(6)
Acquired	—	—	—	—	—
Sold	—	—	—	—	—
End of Period	—	—	—	144	144